PULASKI FINANCIAL REPORTS
SOLID FIRST FISCAL QUARTER RESULTS

•	The Company showed strong growth in linked-quarter operating performance

-	Diluted EPS increased 52% from $0.15 to $0.23, representing the third consecutive quarter of meaningful earnings growth

-	Annualized return on average assets and return on average common equity were 0.93% and 11.08%, respectively

-	Achieved top-line revenue growth in a challenging environment, with 3% growth in interest income

-	Net interest income grew 7%

-	Net interest margin grew 30 basis points and reached a record level of 3.97%

-	Focus on cost control resulted in a 9% reduction in non-interest expense

•	Asset quality continued to improve

-	Non-performing assets declined 3%, representing the fourth consecutive quarterly decline

-	Internal adversely classified assets declined approximately 9%

-	Early stage loan delinquencies (31 to 89 days past due) declined approximately 34%

•	The Bank remained “well capitalized” with estimated Tier 1 leverage and total risk-based capital ratios of 10.11% and 13.59%, respectively and the quarterly common dividend was maintained

ST. LOUIS, January 17, 2012 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported net income for the quarter ended December 31, 2011 of $3.0 million, or $0.23 per diluted common share, compared with net income of $2.2 million, or $0.15 per diluted common share, for the quarter ended September 30, 2011 and net income of $3.1 million, or $0.24 per diluted common share, for the December 2010 quarter.  Reducing income available to common shares were dividends and the related discount accretion on the Company’s preferred stock totaling $0.05 per diluted common share in each of the three quarters.

Gary Douglass, President and Chief Executive Officer commented, “We are very pleased with the continued improvements realized in the December 2011 quarter in terms of both operating results and asset quality.  The 52% increase in our linked-quarter earnings per share marked the third consecutive quarter of meaningful earnings growth.  In an environment where top-line revenue growth was challenging, we were able to deliver meaningful growth in interest income, net interest income and the net interest margin while, at the same time, significantly reducing our overall level of non-interest expense.  Equally important, we continued to make good progress on our number one priority, which is asset quality improvement.  Not only did we reduce the level of non-performing assets for the fourth consecutive quarter, we also saw improvement in several potential future predictors of asset quality.  The levels of internal adversely classified assets and early stage loan delinquencies, which we define as loans that are 31 to 89 days past due, both showed meaningful declines from September 30, 2011.”

Net Interest Income Up from the Linked Quarter on Growth in Loans Held for Sale and Lower Deposit Costs

Net interest income increased to $12.1 million for the first quarter of fiscal 2012 compared with $11.3 million for the quarter ended September 30, 2011, but decreased from $13.4 million for the same period a year ago.  The increase from the linked quarter was primarily the result of growth in the average balance of mortgage loans held for sale to $138.7 million compared with $61.9 million for the quarter ended September 30, 2011 and, to a lesser extent, a lower cost of deposits.  The decrease from the same period a year ago was primarily due to a decline in the average balance of mortgage loans held for sale from a near record high of $305.9 million for the quarter ended December 31, 2010, partially offset by a lower cost of deposits.

The net interest margin reached a record high of 3.97% for the three months ended December 31, 2011 compared with 3.67% for the quarter ended September 30, 2011 and 3.78% for the quarter ended December 31, 2010.  The linked-quarter increase was the result of growth in mortgage loans held for sale that was funded by the reduction of lower-yielding assets held in Fed funds, combined with a decrease in the cost of deposits.  The increase in the net interest margin from the December 2010 quarter was primarily the result of a decrease in the cost of deposits.

Mortgage Revenues Remained Consistent with the Linked Quarter on Continued
Strong Loan Volume

Non-interest income decreased to $3.4 million for the quarter ended December 31, 2011 compared with $3.6 million for each of the quarters ended September 30, 2011 and December 31, 2010.  The linked-quarter decrease was primarily due to lower retail banking fees related to fees charged on insufficient checks while the decrease from the prior-year quarter was due to lower mortgage revenues.  Mortgage revenues were $1.7 million on loan sales of $329 million for the quarter ended December 31, 2011 compared with $1.7 million on loan sales of $283 million for the quarter ended September 30, 2011 and $1.8 million on loan sales of $612 million in the December 2010 quarter.

Mortgage loans originated for sale totaled $371 million for the quarter ended December 31, 2011 compared with $354 million for the quarter ended September 30, 2011 and $598 million for the December 2010 quarter.  As a result of the low level of market interest rates during the quarter, the Company saw an increase in demand for mortgage refinancings compared with the linked quarter, but this level of demand was down significantly from the near historically high levels experienced in the December 2010 quarter.  Mortgage refinancings totaled $242 million, or 65% of total loans originated for sale, for the quarter ended December 31, 2011 compared with $177 million, or 50% of total loans originated for sale for the quarter ended September 30, 2011, and $434 million, or 73% of total loans originated for sale, for the December 2010 quarter.

The net profit margin on loans sold was 0.51% for the quarter ended December 31, 2011 compared with 0.59% for the quarter ended September 30, 2011 and 0.30% for the December 2010 quarter.  The linked-quarter decrease was primarily the result of a market-driven decrease in selling prices realized from the Company’s mortgage loan investors.  The net profit margin for the same quarter last year was abnormally low and was due to the backlog of loans held in the Company’s mortgage warehouse that was created by the near record high level of loan origination volumes resulting in lower realized selling prices.  Mortgage loans held for sale increased $54.2 million, or 54%, to $154.9 million at December 31, 2011 compared with $100.7 million at September 30, 2011.

Douglass noted, “Once again, we were able to capitalize on the increased market demand for mortgage loan refinancings during the quarter that was driven by the historically low level of interest rates.  As a result, we realized a linked-quarter increase in mortgage loan originations and sales.  However, we experienced a linked-quarter decrease in our net profit margins due to market-driven decreases in the selling prices realized from our investors.  Fortunately, a portion of the impact of these decreased selling prices was offset by the significant reduction to our operating cost structure that we implemented in the prior quarter.  The strong demand also resulted in growth in our mortgage loans held for sale to $155 million at December 31, 2011, which will give us significant momentum going into our second fiscal quarter of 2012 by generating net interest income while they are held in the warehouse and mortgage revenues when they are delivered to our investors.”

Non-interest Expense Down from the Linked Quarter on Lower Operating Costs

Total non-interest expense was $8.1 million for the quarter ended December 31, 2011 compared with $8.9 million for the linked quarter and $8.3 million for the prior-year quarter.  The linked-quarter decrease was primarily due to lower occupancy and advertising costs as management continued ongoing efforts to control such costs.  The decrease from the same quarter last year was primarily due to lower expense associated with foreclosed properties.

Real estate foreclosure expense and losses totaled $745,000 for the quarter ended December 31, 2011 compared with $796,000 for the linked quarter and $1.1 million for the prior-year quarter.  Such expenses were primarily due to write-downs of properties and losses on sales that resulted from declines in their fair values subsequent to foreclosure.

Compensation expense totaled $3.7 million in the December 2011 quarter compared with $3.8 million for the linked quarter and $3.4 million for the prior-year quarter.  The increase from the December 2010 quarter was related primarily to the decrease in loan origination activity compared with the prior-year quarter, which resulted in a lower level of absorption of direct, fixed compensation costs and higher compensation expense in the December 2011 quarter.

Asset Quality Continued to Stabilize

Non-performing assets decreased to $69.9 million at December 31, 2011 from $72.1 million at September 30, 2011.  The decrease was primarily attributable to a $2.9 million decrease in real estate acquired in settlement of loans resulting from the sale or write down of several properties during the quarter.  In addition, two other important potential future predictors of asset quality experienced improvement during the quarter.  The level of internal adversely classified assets decreased approximately 9% from September 30, 2011 to December 31, 2011 and total loans that were 31 to 89 days past due decreased approximately 34% during the same period.

The provision for loan losses for the three months ended December 31, 2011 was $3.0 million compared with $3.0 million for the quarter ended September 30, 2011 and $4.3 million for the December 2010 quarter.  Net charge-offs for the quarter ended December 31, 2011 totaled $2.9 million, or 1.12% of average loans on an annualized basis, compared with $3.0 million, or 1.15% of average loans on an annualized basis, for the quarter ended September 30, 2011 and $4.0 million, or 1.51% of average loans on an annualized basis, for the December 2010 quarter.

Conclusion / Outlook

Douglass stated, “While we expect to achieve solid earnings performance again in our second fiscal quarter, the level of earnings is not likely to reach the level we saw in the December 2011 quarter.  This expectation is principally based on the anticipated impact that the usual seasonal decline in market demand for mortgage loan originations, which we generally see in our second fiscal quarter, will have on mortgage revenues and interest income on mortgage loans held for sale.  For the full fiscal year of 2012, we continue to expect meaningful year-over-year earnings improvement compared with fiscal 2011.”

Douglass continued, “Our priorities and focus for the balance of fiscal 2012 are continued asset quality improvement and revenue expansion from growth in commercial and industrial and owner-occupied commercial real estate lending and additional residential mortgage loan production gained by capturing additional market share.  Finally, we will remain ever vigilant with respect to controlling both funding costs and operating expenses.”

Conference Call Tomorrow

Pulaski Financial’s management will discuss first quarter results and other developments tomorrow, January 18, 2012, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at:  http://pulaskibankstl.com/corporate-profile.aspx.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through January 31, 2012 at 800-585-8367 or 404-537-3406, conference ID 43044511.

About Pulaski Financial

Pulaski Financial Corp., operating in its 90th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas and Wichita, Kansas. The bank offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through six loan production offices in the St. Louis and Kansas City metropolitan areas and Wichita, Kansas.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2011 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

PULASKI FINANCIAL CORP. CONDENSED STATEMENTS OF INCOME (Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
	2011	2011	2010
Interest income	$14,624	$14,136	$17,124
Interest expense	2,509	2,816	3,708

Net interest income	12,115	11,320	13,416
Provision for loan losses	3,000	3,000	4,300

Net interest income after provision for loan losses	9,115	8,320	9,116

Retail banking fees	1,001	1,102	1,026
Mortgage revenues	1,687	1,681	1,847
Investment brokerage revenues	374	395	446
Other	353	407	329
Total non-interest income	3,415	3,585	3,648

Compensation expense	3,743	3,820	3,402
Occupancy, equipment and data processing expense	2,181	2,402	2,072
Advertising	108	216	100
Professional services	426	401	445
Real estate foreclosure losses and expenses, net	745	796	1,085
FDIC deposit insurance premiums	441	479	623
Other	487	776	574
Total non-interest expense	8,131	8,890	8,301

Income before income taxes	4,399	3,015	4,463
Income tax expense	1,357	835	1,346
Net income after tax	3,042	2,180	3,117
Preferred stock dividends	517	517	516
Earnings available for common shares	$2,525	$1,663	$2,601

Annualized Performance Ratios
Return on average assets	0.93%	0.66%	0.83%
Return on average common equity	11.08%	7.47%	11.71%
Interest rate spread	3.80%	3.52%	3.61%
Net interest margin	3.97%	3.67%	3.78%

SHARE DATA
Weighted average shares outstanding - basic	10,605,620	10,574,405	10,507,158
Weighted average shares outstanding - diluted	11,004,706	10,962,188	10,925,023
Basic earnings per common share	$0.24	$0.16	$0.25
Diluted earnings per common share	$0.23	$0.15	$0.24
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)

	December 31,	September 30,
	2011	2011
Total assets	$1,332,081	$1,309,209
Loans receivable, net	1,014,000	1,021,273
Allowance for loan losses	25,790	25,714
Mortgage loans held for sale, net	154,876	100,719
Investment securities	10,950	14,457
FHLB stock	4,519	3,100
Mortgage-backed & related securities	8,364	9,986
Cash and cash equivalents	41,652	57,071
Deposits	1,126,631	1,122,525
FHLB advances	49,000	29,000
Subordinated debentures	19,589	19,589
Stockholders' equity - preferred	31,638	31,527
Stockholders' equity - common	90,585	88,643
Book value per common share	$8.03	$8.07
Tangible book value per share	$7.68	$7.70

	December 31,	September 30,
	2011	2011
LOANS RECEIVABLE
Single-family residential:
Residential first mortgage	$235,967	$242,091
Residential second mortgage	49,467	51,535
Home equity lines of credit	167,447	176,324
Commercial:
Commercial and multi-family real estate	316,783	316,210
Land acquisition and development	52,531	51,497
Real estate construction and development	23,520	22,331
Commercial and industrial	188,776	180,821
Consumer and installment	2,714	3,118
	1,037,205	1,043,927
Add (less):
Deferred loan costs	3,496	3,626
Loans in process	(911)	(566)
Allowance for loan losses	(25,790)	(25,714)
	(23,205)	(22,654)
Total	$1,014,000	$1,021,273

Weighted average rate at end of period	5.17%	5.30%

	December 31, 2011		September 30, 2011
		Weighted		Weighted
		Average		Average
		Interest		Interest
DEPOSITS	Balance	Rate	Balance	Rate
Demand Deposit Accounts:	(Dollars In thousands)
Non-interest-bearing checking	$150,028	0.00%	$150,431	0.00%
Interest-bearing checking	341,608	0.25%	328,275	0.28%
Passbook savings accounts	36,307	0.14%	35,714	0.14%
Money market	185,220	0.33%	183,873	0.33%
Total demand deposit accounts	713,163	0.21%	698,293	0.22%

Certificates of Deposit:
Retail	340,238	1.39%	344,770	1.61%
CDARS	73,230	0.36%	71,026	0.42%
Brokered	-	-	8,436	5.23%
Total certificates of deposit	413,468	1.21%	424,232	1.48%
Total deposits	$1,126,631	0.58%	$1,122,525	0.70%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)

	December 31,	September 30,
NONPERFORMING ASSETS	2011	2011
Non-accrual loans:
Residential real estate first mortgages	$7,599	$5,871
Residential real estate second mortgages	1,251	1,177
Home equity	2,774	4,084
Commercial and multi-family	4,990	2,375
Land acquisition and development	475	229
Real estate-construction and development	583	854
Commercial and industrial	609	210
Consumer and other	335	240
Total non-accrual loans	18,616	15,040

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	13,140	14,911
Residential real estate second mortgages	962	1,861
Home equity	434	1,248
Commercial and multi-family	2,565	4,359
Real estate-construction and development	1,226	1,538
Commercial and industrial	443	560
Total current restructured loans	18,770	24,477
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	11,979	9,372
Residential real estate second mortgages	757	452
Home equity	1,195	999
Commercial and multi-family	2,194	2,226
Land acquisition and development	120	121
Real estate-construction and development	51	51
Commercial and industrial	317	417
Consumer and other	-	226
Total past due restructured loans	16,613	13,864
Total restructured loans	35,383	38,341
Total non-performing loans	53,999	53,381
Real estate acquired in settlement of loans:
Residential real estate	1,526	3,037
Commercial real estate	14,340	15,681
Total real estate acquired in settlement of loans	15,866	18,718
Total non-performing assets	$69,865	$72,099

(1) Troubled debt restructured includes non-accrual loans totaling $35.4 million and $38.3 million at December 31, 2011 and September 30, 2011 , respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months
	Ended December 31,
ALLOWANCE FOR LOAN LOSSES	2011	2010
Allowance for loan losses, beginning of period	$25,714	$26,976
Provision charged to expense	3,000	4,300
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(697)	(166)
Residential real estate second mortgages	(124)	(302)
Home equity	(1,300)	(521)
Commercial and multi-family	(789)	(721)
Land acquisition & development	6	(2,117)
Commercial and industrial	6	(141)
Consumer and other	(26)	(33)
Total loans charged off, net	(2,924)	(4,001)
Allowance for loan losses, end of period	$25,790	$27,275

	December 31,	September 30,
ASSET QUALITY RATIOS	2011	2011
Nonperforming loans as a percent of total loans	5.21%	5.11%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	3.40%	2.77%
Nonperforming assets as a percent of total assets	5.24%	5.51%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	3.84%	3.64%
Allowance for loan losses as a percent of total loans	2.49%	2.46%
Allowance for loan losses as a percent
of nonperforming loans	47.76%	48.17%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	72.02%	84.50%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	December 31, 2011			December 31, 2010
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
Interest-earning assets:	Balance	Dividends	Cost	Balance	Dividends	Cost
Loans receivable	$1,040,762	$13,201	5.07%	$1,064,170	$13,585	5.11%
Mortgage loans held for sale	138,698	1,310	3.78%	305,905	3,229	4.22%
Other interest-earning assets	42,660	113	1.06%	49,650	310	2.50%
Total interest-earning assets	1,222,120	14,624	4.79%	1,419,725	17,124	4.82%
Noninterest-earning assets	87,287			85,062
Total assets	$1,309,407			$1,504,787

Interest-bearing liabilities:
Deposits	$961,548	$2,145	0.89%	$982,640	$3,198	1.30%
Borrowed money	52,410	364	2.78%	242,287	511	0.84%
Total interest-bearing liabilities	1,013,958	2,509	0.99%	1,224,927	3,709	1.21%
Noninterest-bearing deposits	157,286			141,331
Noninterest-bearing liabilities	15,471			18,533
Stockholders' equity	122,692			119,996
Total liabilities and stockholders' equity	$1,309,407			$1,504,787
Net interest income		$12,115			$13,415
Interest rate spread			3.80%			3.61%
Net interest margin			3.97%			3.78%

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 317-5046